Exhibit 10.8

ScanTech AI Systems Inc.

FORM OF CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made as of [date], 2024 by and between SCANTECH AI SYSTEMS INC. (i.e. Pubco as defined in the Business Combination Agreement (as herein defined)), a Delaware corporation (the “Company”) and Karl Brenza (“Consultant”) (each being a “Party” hereto and together constituting the “Parties”).

The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the Parties agree as follows:

1. ENGAGEMENT AS A CONSULTANT.

A. Engagement. The Company hereby engages Consultant as an independent contractor to the Company, and Consultant hereby accepts such engagement with Company as an independent contractor, upon the terms and conditions set forth in this Agreement.

B. Effective Date and Term. The Company’s engagement of Consultant under this Agreement shall commence effective (the “Effective Date”) at the Closing Date of the Business Combination (as such terms are defined in the business combination agreement dated September 5, 2023 by and among (i) Mars Acquisition Corp, (ii) the Company, (iii) Mars Merger Sub I Corp., (iv) Mars Merger Sub II LLC, (v) ScanTech Identification Beam Systems, LLC, and (vi) Dolan Falconer (the “Business Combination Agreement”)) and terminate upon two years after the Effective Date unless extended by the Company and Consultant. Hereinafter such period of time from the commencement until termination of Consultant’s engagement with the Company shall be referred to as the “Consulting Term”.

C. Duties of Consultant. During the Consulting Term, Consultant shall provide consulting services related to the business of the Company as are described on Exhibit A attached hereto (the “Services”), as reasonably requested by the Board of Directors or Chief Executive Officer of the Company.

D. Time Commitment. The Services shall be performed at mutually agreed times, with due consideration given for Consultant’s other reasonable commitments.

E. Place of Performance. Consultant shall perform the Services at such locations as are selected by Consultant (which may be remotely), with the understanding that Consultant’s presence may be required at the Company headquarters or other Company worksites, or Consultant may be required to travel for business, in each case, in accordance with the performance of the Services, as reasonably requested by the Board of Directors or Chief Executive Officer of the Company with reasonable advance notice to Consultant.

2. COMPENSATION AND BENEFITS.

In consideration of Consultant being available to perform the Services, as well as Consultant’s covenants set forth in this Agreement, the Company shall pay to Consultant the following compensation, which shall be the entire and exclusive compensation for all of Consultant’s Services:

A. Annual Fee. During the Consulting Term, the Company shall pay to Consultant an annualized consulting fee of $[•] (the “Annual Fee”). For calendar years in which Consultant is engaged for less than the full year, the Annual Fee shall be prorated and accrue on a per diem basis for those days on which Consultant was engaged during such calendar year. The Annual Fee will be paid by the Company in equal monthly installments. Consultant shall be entitled to the Annual Fee for a period even if the Company does not request that he perform any Services during that period.

B. Target Bonus. During the Consulting Term, the Company shall pay Consultant an annual Target Bonus of 50% to 100% of the Annual Fee. The Target Bonus will be paid by the Company within 10 business days of the end of each calendar year. For calendar years in which Consultant is engaged for less than the full year, the Target Bonus shall be prorated and paid as provided above.

C. Equity Compensation.

(1) During the Consulting Term, Consultant shall be eligible to receive award of restricted shares or restricted stock units of the Company’s common stock pursuant to and in accordance with the terms and conditions of the Company’s equity incentive plan filed with the SEC on November 13, 2023 (“ScanTech EIP”). Consultant shall be granted share of restricted common stock of the Company (the “Consulting Shares”) equal to three percent (3%) of the aggregate number of shares of the Company’s common stock issued and outstanding immediately after the Closing Date. The Consultant Shares shall be issued pursuant to an Award Agreement as provided in Exhibit B.

(2) The Consulting Shares shall be subject to the following vesting schedule: one-third will vest six-months after the Closing Date; one-third will vest on the one-year anniversary of the Closing Date; and one-third will vest on the two-year anniversary of the Closing Date, subject to Section 3 herein. Once the Consulting Shares have vested, they shall irrevocably be owned by Consultant. The portion of the Consultant Shares that have not vested shall be returned to the Company if Consultant is terminated for Cause as defined in Section 3 or if Consultant terminates the agreement without Good Reason as defined in Section 3 or if the Agreement is terminated by mutual consent.

(3) The Consulting Shares shall be included in the amended and restate registration statement filed with the SEC and going effective upon the Closing. The shares shall not contain any mandatory lock-up provisions outside of vesting. The Consultant Shares shall be issued to Consultant via book entry in a restricted stock account established in the Consultant’s name at the Company’s transfer agent. The Consultant Shares shall have voting rights and dividend participation as provided for in the ScanTech EIP.

D. Reimbursement of Expenses. During the Consulting Term, the Company shall reimburse Consultant for all reasonable and necessary business expenses that Consultant incurs while performing the Services in accordance with the Company’s general policies of expense reimbursement in effect from time to time.

3. TERM & TERMINATION.

A. Term. This Agreement shall remain in effect until the two-year anniversary of the Closing Date (“Scheduled Termination Date”), unless earlier terminated in accordance with this Section 3. For clarity, the failure by the Company to request any Services from Consultant shall not terminate this Agreement.

B. Notice of Termination and Date of Termination. Either Party desiring to terminate this Agreement prior to the Scheduled Termination Date under a provision of this Section 3 must give written notice to the other of the intent to terminate this Agreement and Consultant’s engagement hereunder (“Notice of Termination”). The Notice of Termination must specify a date of termination of engagement (“Date of Termination”), which shall incorporate any period of notice required by this Section 3. Upon any termination of this Agreement (whether on the Scheduled Termination Date or prior to the Scheduled Termination Date under this Section 3), Consultant shall be released from any further obligations under this Agreement, except that (i) Consultant shall be entitled to receive any Annual Fee that has accrued but not been paid as of the effective date of such termination, and reimbursement of expenses or other payments described in Section 2(B) or Section 2(D) that have been incurred but not reimbursed as of the effective date of such termination (collectively, the “Accrued Payments”), (ii) if applicable, Consultant shall be entitled to receive the post-termination payments contemplated by Section 3(E)(1), (iii) the other provisions of this Agreement that by their terms or implication extend beyond the Consulting Term will survive the expiration or termination of the Consulting Term and remain in full force and effect, and (iv) the expiration or termination of the Consulting Term will not relieve the Parties of any liability or obligation that accrued prior thereto.

C. By Company with Cause. The Company may terminate with Cause (as defined in Section 3(E)(2)(i)) Consultant’s engagement hereunder at any time. In order to terminate Consultant’s engagement hereunder with Cause, the Company must give Notice of Termination to Consultant specifying the events or circumstances constituting Cause and the Date of Termination, which may be the same date as the date of the Notice of Termination. Upon termination with Cause, the Company shall pay all Accrued Payments, but no further compensation shall be owed under this Agreement to Consultant.

D. By Consultant without Good Reason or by Mutual Agreement. Consultant may terminate Consultant’s engagement without Good Reason (as defined in Section 3(E)(2)(iii)) at any time by giving Company Notice of Termination at least 30 days prior to the Date of Termination designated by Consultant. In addition, this Agreement may be terminated at any time by written mutual agreement of the Parties with or without notice. Upon termination by Consultant without Good Reason or termination by mutual agreement of the Parties, Company shall pay all Accrued Payments, but no further compensation shall be owed under this Agreement to Consultant.

E. Without Cause by Company or For Good Reason by Consultant. The Company may terminate Consultant’s engagement at any time without Cause (as defined in Section 3(E)(2)(ii)) by giving Consultant a Notice of Termination at least one day prior to the Date of Termination, and Consultant may terminate Consultant’s engagement for Good Reason by giving the Company a Notice of Termination in accordance with Section 3(E)(2)(iii) below. Upon termination without Cause by the Company or for Good Reason by Consultant, (i) Company shall pay all Accrued Payments, and (ii) Company shall pay or provide the compensation set forth below in Section 3(E)(1). Except for such payments, no further compensation shall be owed under this Agreement to Consultant.

(1) In the event that Company terminates Consultant’s engagement without Cause or Consultant terminates Consultant’s engagement for Good Reason, then the following shall apply:

(a) Company shall continue to pay the Annual Fee under Section 2(A) and the reimbursements/payments under Section 2(D) for the full period from the Date of Termination through the Scheduled Termination Date, which amounts shall be paid in monthly installments over such period in the same manner as if the Consulting Term had not been terminated; and

(b) The vesting of each outstanding equity award granted to Consultant (including the awards contemplated under Section 2(C)) will accelerate so that such awards will be fully vested as of the Date of Termination. If any equity awards vest based on the attainment of performance goals, the performance goals will be deemed to have met as of the Date of Termination, unless such greater amount of vesting is provided for in the applicable award agreements. This Section 3(E)(1)(b) shall also apply upon an expiration of the Consulting Term on the Scheduled Termination Date.

(2) For purposes of this Agreement:

(i) Consultant’s engagement will be deemed to have been terminated by Company “with Cause” if the termination arises from a determination by the Board of Directors that (a) Consultant commits a willful, material violation of any law or regulation applicable to the business of the Company, a Subsidiary, or other affiliate of the Company; (b) Consultant commits a willful perpetration of act of material dishonesty, embezzlement, or misappropriation or similar conduct against the Company, a Subsidiary, or other affiliate of the Company; (c) Consultant willfully and continually refuses to carry out a reasonable directive of the chief executive officer, the Board or the Participant’s direct supervisor, which involves the business of the Company, a Subsidiary, or other affiliate of the Company which was capable of being lawfully performed; (d) Consultant commits a material act of dishonesty or otherwise engages in or is guilty of gross negligence or willful misconduct in the performance of the Services; or (e) Consultant materially breaches the provisions of Sections 4-6 of this Agreement on a willful and continued basis; provided, however, Consultant, as applicable, shall have 15 days following Company’s provision of the Notice of Termination specifying a condition under clause (c), (d) or (e) constituting with Cause to cure such condition (to the extent the condition is curable as reasonably determined by the Board of Directors), before which time a termination with Cause cannot be effective unless such condition remains uncured as reasonably determined by the Board of Directors.

(ii) Consultant’s engagement shall be deemed to have been terminated by Company “without Cause” if such termination is not “with Cause”.

(iii) Consultant shall be deemed to have terminated Consultant’s engagement for “Good Reason” if Consultant terminates Consultant’s engagement on account of any action or inaction by Company that constitutes a material breach by Company of this Agreement, including (1) requiring services from Consultant that are materially inconsistent with Exhibit A, or (2) the failure of the Company to pay any amounts due under Section 2.

Consultant must provide Notice of Termination for Good Reason to the Company within 60 days after the event constituting Good Reason. The Company shall then have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in Consultant’s Notice of Termination. If the Company does not correct the act or failure to act, then, in order for the termination to be considered a Good Reason termination, Consultant must terminate Consultant’s engagement for Good Reason by giving a second Notice of Termination with a Date of Termination designated by Consultant, which date is at least 30 days after the date on which the second Notice of Termination is given but not more than 90 days after the end of the 30-day cure period.

F. Cooperation after Notice of Termination. Following any Notice of Termination by either the Company or Consultant, Consultant, if requested by the Company, shall reasonably cooperate with the Company in all matters relating to the winding up of Consultant’s pending work on behalf of Company and the orderly transfer of any such pending work to other employees or independent contractors of Company as may be reasonably designated by Company following the Notice of Termination. Notwithstanding anything to the contrary, for each day (or portion thereof) that Consultant performs services under this Section 3(F) after the Consulting Term, Consultant shall be paid the daily rate of the Annual Fee and reimbursed for Consultant’s reasonable out-of-pocket expenses.

G. Surrender of Records and Property. Upon termination of the Consulting Term, Consultant shall promptly turn-over or deliver to the Company at the Company’s expense all property of the Company in Consultant’s possession, custody, or control, including without limitation thereto: records (paper and electronic), files (paper and electronic), documents (paper and electronic), electronic mail (e-mail) on Company accounts, letters, financial information, memorandum, notes, notebooks, contracts, project manuals, specifications, reports, data, tables, calculations, data, electronic information, and computer disks, in all cases whether or not such property constitutes Confidential Information (as defined below), and all copies thereof; all keys to motor vehicles, offices or other property of the Company; and all computers, cellular phones and other property of the Company. If any of the foregoing property of the Company is electronically stored on a computer or other storage medium owned by Consultant or a friend, family member or agent of Consultant, such information shall be copied onto a computer disk to be delivered to Company together with a written statement of Consultant that the information has been deleted from such person’s computer or other storage medium.

4. CONFIDENTIAL INFORMATION.

A. Confidential Information. The term “Confidential Information” means all information related to the business of the Company, or its parent company(ies), subsidiaries, affiliates, and/or other related entities, including but not limited to ScanTech AI Systems Inc. and its direct or indirect affiliates and subsidiaries and any entities that it directly or indirectly controls, whether existing as of the Effective Date or at any time in the past or future (collectively, as the term is used herein, the “Company Group”), which information exists or existed, or is or was developed, at any time while Consultant is or was an employee, consultant, independent contractor, officer and/or director of the Company Group (including prior to, during and after the Consulting Term), including without limitation: (i) strategic and development plans, financial information, equity investors, business plans, co-developer identities, business relationships, business records, project records, market reports, information relating to processes and techniques, technology, research, data, development, trade secrets, know-how, discoveries, ideas, concepts, specifications, diagrams, inventions, technical and statistical data, designs, drawings, models, flow charts, engineering, products, invention disclosures, patent applications, chemical and molecular structures, synthetic pathways, biological data, safety data, clinical data, developmental data, development route, manufacturing processes, synthetic techniques, analytical data, work product, and any and all other proprietary and sensitive information, disclosed or learned, whether oral, written, graphic or machine-readable, whether or not marked confidential or proprietary, whether or not patentable, whether or not copyrightable, including the manner and results in which any such Confidential Information may be combined with other information or synthesized or used by the Company Group, which could prove beneficial in enabling a competitor to compete with the Company Group; or (ii) information that satisfies the definition of a “trade secret” as that term is defined in the Delaware Uniform Trade Secrets Act, as amended from time to time; provided, however, that information that is in the public domain (other than as a result of a breach by Consultant of this Section 4), approved for release by Company, or lawfully obtained from a third party who is not known by Consultant (after Consultant’s reasonable inquiry) to be bound by a confidentiality agreement with Company is not Confidential Information.

B. Acknowledgements. Consultant acknowledges and agrees that: (1) the Confidential Information constitutes a valuable, special and unique asset which Company uses to obtain a competitive advantage over its competitors, (2) Consultant’s protection of such Confidential Information against unauthorized use or disclosure is critically important to Company in maintaining its competitive advantage, (3) all Confidential Information is the property of the Company Group, and (4) Consultant shall acquire no right, title or interest in, to or under any such Confidential Information.

C. Nondisclosure. Consultant agrees that Consultant will not (before, during or after the Consulting Term): (1) disclose any Confidential Information to any person other than (i) an officer or director of Company; or (ii) any other person who is bound by nondisclosure restrictive covenants to Company and to whom disclosure of such Confidential Information is reasonably necessary or appropriate in connection with performance of the Services; or (2) use any Confidential Information except to the extent it is reasonably necessary or appropriate in connection with performance of the Services. Consultant agrees to take all reasonable precautions to prevent the inadvertent or accidental disclosure or misuse of any Confidential Information. In the event Consultant receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court or governmental body, Consultant promises, to the extent permissible by law, to (a) notify Company immediately of the existence, terms and circumstances surrounding such request, (b) consult with Company on the advisability of taking legally available steps to resist or narrow such request, (c) if disclosure is required, furnish only such portion of the Confidential Information as Consultant is legally compelled to disclose; and (e) exercise Consultant’s best efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information.

Notwithstanding the foregoing, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Consultant’s right, without prior authorization from or notification to the Company Group: (i) to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of discrimination, harassment, retaliation, improper wage payments, or any other unlawful employment practices under federal, state, or local law, or to file a charge, claim, or complaint with, or participate in or cooperate with any investigation or proceeding conducted by, any such agency; (ii) to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (iii) to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances.

In addition, Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Consultant: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

5. NONCOMPETITION.

A. Restricted Period. As used in this Agreement, the term “Restricted Period” means throughout the Consulting Term.

B. Prohibition on Competition. Consultant hereby covenants and agrees that, until the expiration of the Restricted Period, except for any activity identified on Exhibit C, Consultant will not serve as an officer, director, employee, independent contractor, consultant or agent of, or have any ownership interest in, any business entity which engages in any activities anywhere in the United States of America that are materially similar to or competitive with the Company’s Commercialization (as defined below) activities in the field of (i) fixed-gantry computed tomography (CT) screening systems and/or (ii) such other products which the Company is actively and demonstrably developing and/or Commercializing during the Consulting Term. If a court of competent jurisdiction finds this non-competition provision invalid or unenforceable due to unreasonableness in time, geographic scope, or scope of the Company’s business, then Consultant agrees that such court shall interpret and enforce this provision to the maximum extent that such court deems reasonable. For purposes of this Agreement, “Commercialize” or “Commercialization” means the sales and marketing phase with regard to fixed-gantry computed tomography (CT) screening systems following the regulatory approval.

C. Exceptions. Consultant’s ownership of less than 5% of the stock of a company that is competitive with the activities of the Company as described in Section 5(B) and listed on a national securities exchange shall not be deemed to violate the prohibitions of Section 5(B). Also, Consultant shall not be considered to have violated Section 5(B) with respect to the purchasing entity if there is a sale of the Company and Consultant becomes an employee, officer, director or shareholder of the purchasing entity.

6. NONSOLICITATION.

A. Of Employees. Until the expiration of the Restricted Period, Consultant shall not, directly or indirectly, either on Consultant’s own account or for any other person or entity: (a) employ, solicit, induce, advise, or otherwise convince, interfere with the Company’s employment of, or offer employment to, any employee of the Company; (b) employ or otherwise interfere with the Company’s engagement with, or offer employment to, any consultant of Company; or (c) induce or attempt to induce any such employee or consultant to breach their employment agreement or relationship or consulting agreement or relationship with the Company; provided, however, that Consultant shall not be in breach of this provision if any such employee or consultant, without inducement or solicitation by Consultant, applies for employment at Consultant’s subsequent employer in response to a general advertisement soliciting employment.

B. Of Clients. Until the expiration of the Restricted Period, Consultant shall not, directly or indirectly, either on Consultant’s own account or for any other person or entity (i) solicit, invite, induce, cause, or encourage to alter or terminate his business relationship with the Company, any client, customer, supplier, vendor, licensee, licensor, or other person or entity that, at any time during the Consulting Term, had a business relationship with the Company, (a) for whom Consultant performed services or with whom Consultant had contact during the Consulting Term, and (b) with whom Consultant did not have a business relationship prior to the Consulting Term; (ii) solicit, entice, attempt to solicit or entice, or accept business from any such client, customer, supplier, vendor, licensee, licensor, person, or entity; or (iii) interfere or attempt to interfere with any aspect of the business relationship between the Company and any such client, customer, supplier, vendor, licensee, licensor, person, or entity.

7. REASONABLENESS OF RESTRICTIONS; REMEDIES. Consultant has carefully read and considered the restrictive covenants set forth in Sections 4-6 hereof, and understands Consultant’s obligations thereunder. Consultant has had full opportunity to review this Agreement with an attorney of his choosing, and Company has hereby advised him to do so, specifically Sections 4-6, before executing the Agreement. Consultant agrees that, as a result of this Agreement, the length of the Restricted Period and each restriction set forth in Sections 4-6 herein are (1) fair and reasonable, (2) reasonably required for the protection of the legitimate business interests and goodwill established by Company, (3) fair and reasonable in that Company’s agreement to engage Consultant, and a portion of the compensation to be paid to Consultant hereunder, are in consideration for such covenants and Consultant’s and continued compliance therewith, and constitute adequate and sufficient consideration for such covenants, and (4) not overly broad or unduly burdensome to Consultant, either in geographic or temporal scope. Consultant acknowledges that Consultant’s compliance with Consultant’s obligations and restrictive covenants set forth in this Agreement is necessary to protect the business and goodwill of Company. Consultant agrees that Consultant’s breach of Consultant’s obligations and/or restrictive covenants under this Agreement may irreparably and continually damage Company, for which money damages may not be adequate. Consequently, Consultant agrees that in the event that Consultant breaches or threatens to breach any of the obligations and/or restrictive covenants contained herein, Company shall be entitled to: (a) seek injunctive relief to prevent or halt Consultant from breaching this Agreement; and (b) money damages as determined by a court of competent jurisdiction. Consultant hereby agrees that injunctive relief may be granted by a court of competent jurisdiction without the necessity of Company to post bond, or if required to post bond, Consultant agrees that the lowest amount permitted shall be adequate. Nothing in this Agreement shall be construed to prohibit Company from pursuing any other remedy available or from seeking to enforce any restrictive covenants to a lesser extent than set forth herein. The Parties agree that all remedies shall be cumulative. Each party is responsible for its own costs and expenses, including attorneys’ fees.

8. NO PRIOR RESTRICTIONS. Consultant hereby represents and warrants to Company that the execution, delivery, and performance of the Services do not violate any provision of any agreement or restrictive covenant which Consultant has with any former employer or any other entity. Consultant further agrees to honor and inform Company of any and all post-employment obligations Consultant has to any former employer or any other entity with which Consultant has or had a business relationship.

9. NOTICES. Any notice or communication required or permitted to be given hereunder may be delivered by hand, deposited with an overnight courier, sent by confirmed email, confirmed facsimile, or mailed by registered or certified mail, return receipt requested, postage prepaid, in the case of Company, addressed to Company’s principal office marked attention to Company’s CEO, and in the case of Consultant, addressed to Consultant’s principal office, and in each case to such other mail address, email address, or facsimile number as may hereafter be furnished in writing by either Party to the other Party. Such notice will be deemed to have been given as of the date it is hand delivered, emailed, faxed or three days after deposit in the U.S. mail.

10. SECTION 409A. This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, or an exemption, and shall be interpreted and applied consistently with such intent. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Consultant, directly or indirectly, designate the calendar year of a payment. All taxable reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.

11. INDEMNIFICATION; LIABILITY INSURANCE. Company shall indemnify and hold Consultant harmless to the fullest extent permitted by the laws of Company’s state of organization or incorporation in effect at the time this provision is implicated against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from Consultant’s performance of the Services. Consultant will be entitled to be covered, both during and, while potential liability exists, by and pursuant to the terms of any insurance policies the Company may elect to maintain generally for the benefit of officers and directors of Company (including being named in the Company’s D&O insurance policy) against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which Consultant may be made a party by reason of being an officer or director of Company in the same amount and to the same extent as Company covers its other officers and directors. These obligations shall survive the termination of Consultant’s service as a director. Notwithstanding anything else in this provision, to be indemnified, Consultant’s actions must not be intentionally wrongful acts, intentionally unlawful acts and/or acts of gross negligence.

12. GENERAL PROVISIONS.

A.            Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the procedural and substantive laws of the State of Delaware, without regard to its conflict of law provisions. The litigation of any disputes arising out of this Agreement shall take place in the appropriate federal or state court located in Delaware. The parties, to the extent they can legally do so, hereby consent to service of process, and to be sued in the State of Delaware and consent to the exclusive jurisdiction of the state or federal courts of the State of Delaware, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of their obligations hereunder or with respect to the transactions contemplated hereby, and expressly waive any and all objections they may have to venue in such courts.

B.            Severability, Reform. If any provision of this Agreement is determined to be void, invalid or unenforceable, the remainder shall be unaffected and shall be enforceable as if the void, invalid or unenforceable part was not a provision of the Agreement.

C.            Entire Agreement. This Agreement and its attached exhibits, which by this reference are hereby incorporated into and made a part of this Agreement as if set forth herein verbatim, contain the entire understanding of the parties to this Agreement and supersede and replace all former agreements or understandings, oral or written, between the Company and Consultant, regarding the subject matter hereof.

D.            Modification and Waiver. This Agreement may not be amended except by a written instrument signed by each Party. No provision of this Agreement may be waived except in a written instrument that specifically refers to the particular provision or provisions being waived and is signed by the Party against whom the waiver is being asserted. No waiver by any person of any right, power or privilege hereunder shall constitute a waiver of any other right, power or privilege hereunder, and no waiver by any party of any breach of a provision hereunder shall constitute a waiver of any other breach of that or any other provision of this Agreement. Neither email correspondence, text messages, nor any other electronic communications constitutes a written instrument for purposes of this Section 12(D) of the Agreement.

E.            Independent Contractor Status. Company and Consultant acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which Consultant provide Services hereunder, and that in performing Services pursuant to this Agreement, Consultant shall act at all times as an independent contractor only and not as an employee, partner or joint venturer of or with the Company. During the Consulting Term, Consultant is not eligible for any benefits offered to employees of the Company. Consultant acknowledges that he is solely responsible for the payment of all federal, state, local and foreign taxes that are required by applicable laws or regulations to be paid with respect to the consulting fees, reimbursed business expenses, and any other payments made by the Company to Consultant under this Agreement.

F.            Assistance in Litigation. Consultant shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired during the Consulting Term. Consultant’s cooperation in connection with such claims or actions shall include being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of Company at mutually convenient times. Consultant also shall cooperate fully with the Company in connection with any investigation or review by any federal, state or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired during the Consulting Term. Notwithstanding anything to the contrary, for each day (or portion thereof) that Consultant performs services under this Section 12(F) after the Consulting Term, Consultant shall be paid the daily rate of the Annual Fee and reimbursed for Consultant’s reasonable out-of-pocket expenses.

G.            Voluntary Agreement. Each Party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel, and knowingly, voluntarily and without duress, agrees to all of the terms set forth in this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the Parties, nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, Company, its affiliates, advisors and/or attorneys have made no representation or warranty to Consultant concerning the state or federal tax consequences to Consultant regarding the transactions contemplated by this Agreement.

H.            Effect of Headings. Headings to sections and paragraphs of this Agreement are for reference only, and do not form a part of this Agreement, or effect the interpretation of this Agreement.

I.            Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall for all purposes are deemed to be an original and all of which shall constitute on instrument. All signatures of the parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, Company and Consultant have caused this Agreement to be duly executed and delivered to be effective as of the date first written on page 1 of this Agreement.

SCANTECH AI SYSTEMS INC. (“COMPANY”)

By:
Name:
Title:

KARL BRENZA

By:

EXHIBIT A

SERVICES

The Services which may be requested of Consultant shall include executive-level consulting services as follows:

•	[Serve as a member of the Board of Directors and/or Chairman of the Board of the Company if elected and carry out standard related duties for these positions including attending and/or running Board meetings]
•	Assist in senior management of public company public requirements including SEC filings, audits and press releases
•	Assist in capital markets and fund-raising initiatives and strategy
•	Assist with investor and Wall Street strategy and interface
•	Assist with potential strategic partnerships and M&A initiatives
•	Assist with business development strategies and initiatives
•	Assist with developing overall corporate strategy to enhance shareholder value
•	Assist in other corporate activities as mutually agreed

EXHIBIT B

RESTRICTED STOCK AWARD AGREEMENT

EXHIBIT C

OUTSIDE BUSINESS ACTIVITIES

Consultant may continue to serve as a director of and advisor to other companies, including without limitation nonprofit and/or charitable organizations, with the exception of any company in direct competition with Company.